                                                                   Exhibit 23.01

                          Independent Auditors' Consent

The Board of Directors
Salomon Smith Barney Holdings Inc. and Subsidiaries

We consent to the incorporation by reference in the Registration Statements listed below of Salomon Smith Barney Holdings Inc. and subsidiaries (SSBH) of our report dated January 21, 2003, with respect to the consolidated statements of financial position of SSBH as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholder's equity and cash flows for the years then ended, which report appears in this Form 10-K. Our report refers to a change in 2002 in SSBH's method of accounting for goodwill and intangible assets, as well as a change in 2001, in SSBH's method of accounting for derivative instruments and hedging activities. The consolidated statements of income, changes in stockholder's equity, and cash flows of Salomon Smith Barney Holdings Inc. and subsidiaries for the year ended December 31, 2000 were audited by other auditors whose report dated January 16, 2001, expressed an unqualified opinion on those statements.

Registration Statements on Form S-3

Registration Number

33-40600                33-54929           333-32792           333-71667
33-41932                33-56481           333-38931
33-49136                33-57922           333-55650
33-51269                333-01807          333-69230


/s/ KPMG LLP

New York, New York
March 18, 2003